EXHIBIT 99.1
Houston, Texas
February 1, 2012

FOR IMMEDIATE RELEASE - EARNINGS

ATWOOD OCEANICS, INC., (NYSE: ATW), announced today that the Company earned net income of $65,468,000 or $1.00 per diluted share, on revenues of $184,672,000 for the quarter ended December 31, 2011 compared to net income of $72,927,000 or $1.12 per diluted share on revenues of $177,558,000 for the quarter ended September 30, 2011 and compared to net income of $52,850,000 or $0.81 per diluted share, on revenues of $146,286,000 for the quarter ended December 31, 2010.

                                                                      FOR THE THREE MONTHS ENDED

	December 31, 2011	September 30, 2011	December 31, 2010

Revenues	$184,672,000	$177,558,000	$146,286,000
Income before Income Taxes	77,931,000	83,918,000	63,240,000
Provision for Income Taxes	(12,463,000)	(10,991,000)	(10,390,000)
Net Income	$65,468,000	$72,927,000	$52,850,000

Earnings per Common Share -
Basic	1.01	1.13	0.82
Diluted	1.00	1.12	0.81

Weighted Average Shares
Outstanding -
Basic	65,024,000	64,754,000	64,528,000
Diluted	65,541,000	65,403,000	65,184,000

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,

	2011	2010

REVENUES:
Contract drilling	$184,672	$146,286

COSTS AND EXPENSES:
Contract drilling	78,344	58,344
Depreciation	15,363	8,803
General and administrative	14,094	15,664
Other, net	-	(61)
	107,801	82,750
OPERATING INCOME	76,871	63,536

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(603)	(678)
Interest income	86	382
Other	1,577	-
	1,060	(296)
INCOME BEFORE INCOME TAXES	77,931	63,240
PROVISION FOR INCOME TAXES	12,463	10,390
NET INCOME	$65,468	$52,850

EARNINGS PER COMMON SHARE:
Basic	1.01	0.82
Diluted	1.00	0.81
AVERAGE COMMON SHARES OUTSTANDING:
Basic	65,024	64,528
Diluted	65,541	65,184

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
ANALYSIS OF REVENUES AND DRILLING COSTS
 (Unaudited)

                                        FOR THE THREE MONTHS ENDED
                                          DECEMBER 31, 2011

		CONTRACT
		DRILLING
	REVENUES	COSTS
	(In Millions)

Atwood Hunter	$44.8	$12.2
Atwood Osprey	40.9	15.9
Atwood Eagle	35.5	18.2
Atwood Falcon	30.3	8.3
Atwood Aurora	12.7	8.8
Atwood Beacon	11.5	7.4
Vicksburg	9.0	5.3
Other	-	2.2
	$184.7	$78.3

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SELECTED BALANCE SHEET DATA
(In thousands)

	DECEMBER 31,	SEPTEMBER 30,
	2011	2011

CASH AND CASH EQUIVALENTS	$89,923	$295,002

NET PROPERTY AND EQUIPMENT	$2,046,214	$1,887,321

LONG-TERM DEBT	$520,000	$520,000

SHAREHOLDERS' EQUITY	$1,719,916	$1,652,787

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells.  The company currently owns ten mobile offshore drilling units located in the United States Gulf of Mexico, South America, the Mediterranean Sea, West Africa, southeast Asia and Australia, and is constructing an ultra-deepwater semisubmersible, two ultra-deepwater drillships and three high-specification jackups for deliveries in 2012, 2013 and 2014.   The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. ordinary shares are traded on the New York Stock Exchange under the symbol “ATW”.

Contact: Mark L. Mey
(281) 749-7902